N-SAR Exhibit: Sub-item 77I
Permal Hedge Strategies Fund I ("Registrant")

In connection with the terms of offering of Permal Hedge Strategies Fund I, (the "Fund"), Registrant incorporates by reference the Fund's Registration Statement, Management Agreement and Subadvisory Agreement, and other related agreements thereto, as filed on Form N-2 with the Securities and Exchange Commission, June 10, 2013, (Accession No. 0001193125-13-253259).